As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-266677

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

EBET, Inc.

(Exact name of registrant as specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	85-3201309 (I.R.S. Employer Identification No.)

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

(888) 411-2726

(Address of principal executive offices, including zip code, and telephone number, including area code)

____________________

Aaron Speach, President and Chief Executive Officer

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

(888) 411-2726

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

____________________

Copies to:

Cavas S. Pavri

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Telephone: (202) 857-6000

Fax: (202) 857-6395

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

 EXPLANATORY STATEMENT – DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-266677 of EBET, Inc. (the “Company”) on Form S-3 (the “Registration Statement”) registering 1,955,318 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company.

On July 15, 2024, the Company received a notice of public foreclosure auction sale under Section 9-610 and 9-611 of the Uniform Commercial Code from its lender (the “Notice”). In accordance with the Notice, a public auction of certain Company assets occurred on August 1, 2024. The sale of the assets was effected via a statutory procedure under Article 9 of the Uniform Commercial Code, which permits a creditor to exercise its right of foreclosure subsequent to a borrower’s loan default, take control of collateral assets of a borrower and sell them while reserving rights to credit bid. On August 1, 2024, the foreclosure sale pursuant to the auction was completed, and the primary assets and certain of the Company’s subsidiary equity holdings were sold. Effective as of the consummation of the sale, the Company ceased to have any further business operations.

As a result of the foreclosure, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on August 1, 2024.

EBET, INC.

By:	/s/ Aaron Speach
Name:	Aaron Speach
Title:	President and Chief Executive Officer

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